Exhibit 10.84

September 20, 2004

Via Fax and Overnight Mail

Andreas Kemi

Re:	Final Statement of Account of your

Employment Agreement through August 13, 2004

Dear Andreas,

This letter is being written to confirm that your employment agreement with Scala Management B.V. (“the Company”) and its subsidiaries terminated effective 13 August 2004 (the “Termination Date”) with an effective cessation of your official duties and responsibilities occurring on July 31, 2004. Since that time we have been working on agreeing upon and finalizing the amounts due to you from the Company under your Employment Agreement for your employment period up through and including August 13, 2004.

We have recently agreed what the amount due to you is for this period up through August 13, 2004. In that regard, please find attached an itemized final statement of account which shows the agreed payments that you will receive from the Company in view of the termination and final settlement of your employment agreement up through and including August 13, 2004, which totals the gross amount of $321,809 (USD) (Please note that this figure includes the $46,954 (USD) sum due you on your options exchange related to the merger). Furthermore, we confirm that your submissions for expenses up through and including 31 July 2004 incurred in the proper performance of your duties as you have submitted them will also be reimbursed by the Company. Both payments are subject to all usual mandatory deductions and will be paid on your regular bank account. As with the agreement, the amount will be paid out in Euro at a fixed exchange rate of 1.14.

With respect to taxes on such payments, the Company will withhold the applicable Dutch employee wage taxes and as previously agreed, the Company will pay the Employer part of the Swiss social security cost associated with such payments.

The company will also pay the Swiss social security cost for the Supervisory board payments made until August 13 2004 and itemized in the enclosed spreadsheet. As with the attachment, items A, B, C of the employer part of the social security for both the Supervisory board position and the CEO management agreement and totaling an amount of $61,781 USD will be paid by the company.

Andreas Kemi

September 20, 2004

The parties have agreed that the above payments shall fully and finally settle all payments due by the Company, including its subsidiaries and affiliated entities, to you up through and including 13 August 2004 as a result of which the Company and you now discharge each other fully and finally with regard to any payments whatsoever in respect of the final settlement of your employment agreement up through and including August 13, 2004.

Finally, we acknowledge and agree that the parties are currently in the process of negotiating and attempting to finalize the terms of a compromise agreement which relates to the amount of notice and/or severance to be paid to you for the period following August 13, 2004 and related items and terms arising out of the termination of your employment with the Company. We also acknowledge that the Company and you currently disagree as to the amount of notice pay, if any, that you may or may not have been entitled to under the terms of your Employment Agreement. The parties hereto agree that this letter, including the settlement of all sums due to you under your employment agreement through August 13, 2004, does not in any way impact upon or relate to such notice pay or severance pay or to the period following the termination of your Employment Agreement as of August 13, 2004 and that, once agreed to by the Company and you, such items, including the terms and conditions thereof will be the subject of a separate written agreement.

If the terms of this letter comport with your understanding of our agreement and if you agree with the same, please indicate as such by signing where marked below. Once signed by you and returned to us, we shall issue you payment within five (5) business days.

Kind regards,

Scala Management, B.V./Scala Business Solutions

/s/ John D. Ireland
John D. Ireland
General Counsel/Director

I have read and agree to the above terms.

/s/ Andreas Kemi
Andreas Kemi